EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 17, 2008 (which reports express an unqualified opinion and include an explanatory paragraph relating to Regent Communications, Inc. and subsidiaries’ adoption of the provisions or Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007) relating to the financial statements and financial statement schedule of Regent Communications, Inc. and subsidiaries and the effectiveness of Regent Communications, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Regent Communications, Inc. and subsidiaries for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
March 17, 2008